PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To the Prospectus Dated May 1, 2024)	Registration No. 333-279036

2,341,260 Shares of Common Stock

Warrants to Purchase up to 2,341,260 Shares of Common Stock

We are offering 2,341,260 shares of our common stock, par value $0.001 per share (the “common stock”), together with warrants (the “Warrants”) to purchase up to 2,341,260 shares of common stock. The combined offering price per share of common stock and accompanying Warrant is $5.50 for 2,218,190 shares of common stock and Warrants purchased by investors (“Third-party investors”) and $6.50 for 123,070 shares of common stock and warrants purchased by employees, executives, directors and employees of the Company of the Company (“Insiders”). The Warrants are exercisable beginning on March 16, 2025 (the “Initial Exercise Date”) at an exercise price of $6.40 per share, and will expire on March 16, 2030, unless accelerated pursuant to the terms of the Warrant (the “Termination Date”), provided that in in the event that the Warrant is held by Insiders and the Termination Date is during a period that such Insiders are subject to a blackout with respect to trading in the common stock, such Insiders will have an additional 60 days from the termination of the blackout to exercise the Warrant. The shares of common stock and the Warrants will be sold together but will be immediately separable upon issuance.

This prospectus supplement also relates to the offering of shares of common stock issuable upon exercise of such Warrants.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “INMB.” On September 11, 2024, the last reported sale price of our common stock on Nasdaq was $6.00 per share. There is no established public trading market for the Warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the Warrants will be limited. In addition, we do not intend to apply for a listing of the Warrants on any national securities exchange or other nationally recognized trading system.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus supplement, the accompanying prospectus and our filings with the Securities and Exchange Commission.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page S-6 of this prospectus supplement and on page 5 of the accompanying prospectus and contained in our filings made with the Securities and Exchange Commission (the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have retained A.G.P./Alliance Global Partners (“Alliance” or the “Placement Agent”) as placement agent in connection with this offering. The Placement Agent has agreed to use its reasonable best efforts to place the securities offered by this prospectus supplement and the accompanying prospectus. The Placement Agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of shares. We have agreed to pay the Placement Agent the fees set forth in the table below:

	Per Share and accompanying warrant – Third-party investors	Per Share and accompanying warrant – Insiders	Total
Offering price	$5.50	$6.50	$13,000,000.00
Placement Agent fees (1) (3)	$0.385	$0.228	$882,001.58
Proceeds, before expenses to us (2)	$5.115	$6.272	$12,117,998.42

(1)	We have agreed to pay the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds raised in connection with the offering, other than from purchase made by Insiders. We have also agreed to reimburse the Placement Agent for certain of its expenses as described under the “Plan of Distribution”.
(2)	The amount of the offering proceeds to us presented in this table does not include proceeds from the exercise of the Warrants for cash, if any, issued in the offering.
(3)	We have also agreed to pay the Placement Agent a cash fee of 3.5% of the aggregate gross proceeds raised from Insiders in connection with the offering.

We expect that delivery of the securities being offered pursuant to this prospectus supplement and the accompanying prospectus will be made on or about September 16, 2024, subject to the satisfaction of certain conditions.

Sole Placement Agent

A.G.P.

The date of this prospectus supplement is September 12, 2024

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

On May 1, 2024, we filed with the SEC a registration statement on Form S-3 (File No. 333-79036) (the “Registration Statement”) utilizing a shelf registration process relating to the securities described in this prospectus supplement, which Registration Statement was declared effective on August 7, 2024. Under this shelf registration process, we may, from time to time, sell up to $250 million in the aggregate of shares of common stock, shares of preferred stock, warrants and units. Approximately $249.7 million remains available for sale as of the date of this prospectus supplement (excluding the shares offered hereby). This prospectus supplement is part of the Registration Statement using a “shelf” registration process to register sales of our securities, under the Securities Act of 1933, as amended, or the Securities Act.

This document consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part is the accompanying prospectus filed with the SEC as part of the Registration Statement, including the documents incorporated by reference, that gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

This prospectus supplement, the accompanying prospectus and the documents incorporated in each by reference include important information about us, the shares being offered and other information you should know before investing in our common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in any document incorporated by reference into this prospectus supplement that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date - for example, a document incorporated by reference in this prospectus supplement - the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on this prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the Placement Agent is not, offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than as of the date of this prospectus supplement or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement or any sale of our common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus titled “Where You Can Find Additional Information” and “Incorporation of Information by Reference”.

Unless otherwise indicated, all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus concerning our industry in general or any portion thereof, including information regarding our general expectations and market opportunity, is based on management’s estimates using internal data, data from industry related publications, consumer research and marketing studies and other externally obtained data.

In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “INmune Bio,” the “Company,” “we,” “our,” or “us,” refer to INmune Bio Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise. When we refer to “you”, we mean the potential holders of our securities. Capitalized terms used, but not defined, in this prospectus supplement are defined in the accompanying prospectus.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about this offering and selected information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should carefully read this entire prospectus supplement and accompanying prospectus, including the information incorporated herein and therein, including the “Risk Factors” section beginning on page S-6 of this prospectus supplement and the other documents incorporated by reference into this prospectus supplement, before making an investment decision.

We are a clinical-stage inflammation and immunology company focused on developing drugs that modify the patient’s innate immune system to treat disease. We believe targeting cells of the innate immune system that cause chronic inflammation and are involved in immune dysfunction such as cancer and neurodegenerative diseases may make a therapeutic impact on many diseases. The Company’s drugs are in clinical trials and have not been approved by a regulatory authority. The Company has two therapeutic platforms – a dominant-negative TNF platform (“DN-TNF”, “XPro™”, “XPro1595™”, “INB03”, or “pegipanermin”) and a Natural Killer (“NK”, or “INKmune™”) platform. The DN-TNF platform neutralizes soluble TNF (“sTNF”) without affecting trans-membrane TNF (“tmTNF”) or TNF receptors. This unique biologic mechanism differentiates the DN-TNF drugs from currently approved non-selective TNF inhibitors that inhibit both sTNF and tmTNF. Protecting the function of tmTNF and TNF receptors while neutralizing the function of sTNF is a potent anti-inflammatory strategy that does not cause immunosuppression or demyelination which can occur with currently approved non-selective TNF inhibitors and may occur with many other potent anti-inflammatory drugs. Currently approved non-selective TNF inhibitors treat autoimmune disease, but are contraindicated in patients with infection, cancer and neurologic diseases because they increase the risk of infection, cancer and demyelinating neurologic diseases; these safety problems are due to off-target effects on inhibiting tmTNF.

The NK platform targets the dysfunctional natural killer cells in patients with cancer. NK cells are part of the normal immune response to cancer with important roles in immunosurveillance to prevent cancer and in preventing relapse by eliminating residual disease. Residual disease is the cancer left behind after therapy is finished. Residual disease can grow to cause relapse. The NK cells of cancer patients lose the ability to bind and kill cancer cells. INKmune converts the patient’s resting NK cells into cancer killing memory like NK cells (mlNK). INKmune improves mlNK killing in the hostile tumor microenvironment in at least three ways: increasing avidity, improving mitochondrial and cellular respiration and allowing the cells to function in the immunosuppressive and hypoxic TME. Avidity is a measure of NK cell binding to cancer cells. The higher the avidity, the greater the bond between the NK cell to cancer cell and thus the greater NK killing of cancer cells. INKmune increases NK avidity and further improves mitochondrial function and upregulates nutrient receptors. These metabolic changes may help the INKmune™ primed NK cell to function in the hostile tumor microenvironment and persist much longer. These mechanisms improve the ability of INKmune™ primed NK cells to overcome the immune evasion of the patient’s cancer cells. We believe INKmune™ may be best used to eliminate residual disease after the patient has completed other cancer therapies.

Both the DN-TNF platform and the INKmune platform can be used to treat multiple diseases. The DN-TNF platform will be used as an immunotherapy for the treatment of cancer (INB03) and neurodegenerative disease. INKmune™ is being developed to treat NK-resistant hematologic malignancies and solid tumors.

We believe our DN-TNF platform can be used as a CNS (“central nervous system”) therapy to target glial activation to prevent progression of Alzheimer’s disease (“AD”); to target neuroinflammation in treatment resistant depression (“TRD”); as a drug to treat many chronic inflammatory diseases; and as a cancer therapy to reduce resistance in immunotherapy. The primary focus of the company’s development efforts for XPro™ is AD which is currently in a Phase 2 trial to determine if reduction of chronic inflammation without immunosuppression makes a difference in cognition. The next indication to be developed with XPro™ will be TRD. The drug is named differently for the oncology and CNS indications; INB03™ or XPro, respectively, but it is the same drug product. This novel compound has the same mechanism of action but has novel IP protection. In each case, we believe neutralizing sTNF without blocking tmTNF or TNF receptors is a cornerstone to the treatment of these diseases. As an immunotherapy for cancer, we are using INB03 to neutralize sTNF produced by HER2+ trastuzumab resistant breast cancers to reverse resistance to targeted therapy. sTNF produced by the tumor causes an up-regulation of MUC4 express causing steric hindrance of trastuzumab binding to the HER receptor on HER2+ breast cancer cells. Without binding, trastuzumab based therapies are not effective. Neutralizing sTNF reverses MUC4 expression converting a trastuzumab resistant breast cancer cell into a trastuzumab sensitive breast cancer cell. In mouse models, INB03 changes the immunobiology of the tumor microenvironment by decreasing the number of immunosuppressive myeloid cells, both myeloid derived suppressor cells and tumor active macrophages and phagocytic macrophages in the TME. In the TME of immunocompetent mice, INB03 increases the number of cytotoxic lymphocytes modifies the TME by downregulating immune exhaustion markers – PDL-1, TIGIT, LAG3, CTLA4, CD47 and SIRPꭤ. The Company has completed an open label dose escalation trial in cancer patients with metastatic solid tumors that have failed multiple lines of therapy. The pre-clinical data in MUC4+ expressing tumors and the clinical trial informs the design of a future Phase II trial by demonstrating that INB03 was safe and well tolerated, defined the dose of INB03 to carry into Phase II trials, and demonstrated a pharmacodynamic endpoint. The company does not plan to commence a Phase II trial in patients with advanced MUC4+ expressing cancer until a partner can be found or extra-mural funding is secured.

Likewise, we believe the DN-TNF platform can be used to treat selected neurodegenerative diseases by modifying the brain microenvironment (“BME”). The Company believes the core pathology of cognitive decline is a combination of neurodegeneration and synaptic dysfunction. Neurodegeneration is nerve cell death that may include demyelination. Synaptic dysfunction means the connections between nerve cells stop working efficiently and may decrease in number. The combination of neurodegeneration and synaptic dysfunction causes cognitive decline and behavioral changes associated with Alzheimer’s disease (“AD”). XPro™ completed a Phase I trial treating patients with Alzheimer’s disease that was partially funded by a Part-the-Clouds Award from the Alzheimer’s Association. We believe XPro targets activated microglia and astrocytes of the brain that produce sTNF that promotes nerve cell loss, synaptic dysfunction and prevents myelin repair - key elements in the development of dementia. In animal models, elimination of sTNF prevents nerve cell dysfunction, reverses synaptic pruning and promotes myelin repair. The Phase I trial in patients with biomarkers of inflammation with AD has been completed. The open label, dose escalation trial was designed to demonstrate that XPro can safely decrease neuroinflammation in patients with ADi. ADi is the term used to delineate patients with AD with biomarkers of inflammation. The endpoints of the trial were measures of neuroinflammation and neurodegeneration in blood and cerebral spinal fluid by measuring changes in inflammatory cytokine levels in the CNS. XPro, at the 1mg/kg/week dose, decreased inflammatory cytokines in the CSF in the brain demonstrating that XPro can decrease neuroinflammation in patients with AD. We also studied downstream benefits of decreasing neuroinflammation by measuring changes in the CSF proteome and using EEG as a functional measure of brain function. XPro significantly decreases biomarkers of neurodegeneration as measured by changes in the CSF proteome including neurofilament light chain, phospho Tau 217 and VILIP-1; decreases of 84%, 46% and 91% respectively after 3 months of therapy. Three months of XPro therapy improved measures of synaptic function, as measured in the CSF proteome including a 222% increase in Contactin 2 and a 56% decrease neurogranin, changes that contribute to improved synaptic function. After 4 weeks of XPro therapy, EEG Alpha power improved in patients with AD suggesting improved brain activity.

The successful completion of the Phase I trial in AD has informed the design of a blinded randomized, placebo-controlled Phase II trial in patients with early AD with biomarkers of inflammation. We call this Early ADi. Early ADi includes patients with AD and MCI who have at least one biomarker of inflammation. The early ADi trial is a blinded randomized trial to test if treatment of early AD patients with neuroinflammation with XPro will affect cognitive decline. The Phase II trial in early ADi has six important elements. Two hundred and one patients are being enrolled in a 2:1 ratio (XPro vs placebo). The patients will receive 1mg/kg/week as a subcutaneous injection for six months. An enrichment strategy identical to the successful strategy used in the Phase I trial will be used to ensure patients have neuroinflammation. Patients will need to have one or more enrichment criteria: elevated blood level of at least one of C-reactive protein, hemoglobin A1c, erythrocyte sedimentation or at least one allele of ApoE4. The primary endpoint will be Early/mild Alzheimer’s Cognitive Composite (“EMACC”), a validated cognitive measure that is more sensitive than traditional endpoints used in many studies of patients with early AD. Although EMACC is a primary endpoint, CDR-SB, a well recognized cognitive test is being used as a secondary endpoint as well. The AD program is enrolling patients in Australia, Canada, the United Kingdom, France, Germany, Spain, Czech Republic and Slovakia. Because of resource constraints, a planned open-label extension has been stopped.

There are at least 4 clinical milestones associated with the Phase II trial in AD. Enrollment of 201 patients in the Phase II AD trial is expected to be complete by the end of the third quarter of 2024. Approximately seven months after the last patient is enrolled, top line cognition data with EMACC and CDR will be available. Secondary endpoints which include blood biomarker, neuroimaging and additional neuropsychiatric endpoints will be available after data-base lock 2-3 months after top line data. Finally, several months after all the data are analyzed, the Company plans an end-of-phase II meeting with the FDA to finalize plans for the pivotal Phase III trial. XPro for treatment of AD may be eligible for one or both accelerated approval pathways The Company plans to apply for an accelerated pathway during 2024. The Company plans to submit of Fast Track status in 2024. We expect to be eligible for Break Through status after completion of the Phase II trial in 2025.

Effective therapy for TRD is a large unmet need. Twenty percent of patients with Major Depressive Disorder have TRD. Once third of TRD patients have peripheral biomarkers to inflammation (elevated CRP). This is a large patient population. The role of TNF and anti-TNF therapeutics was explored in a small open label clinical trial by Prof. Andrew Miller, MD of Emory University demonstrated the patients have elevated TNF levels and treatment with infliximab treated their depression (Miller, 2011). The Company received a $2.9M USD award from the National Institute of Mental Health (“NIMH”) to treat TRD with XPro. The blinded, randomized Phase II trial will use biomarkers of peripheral inflammation to select patients with TRD for enrollment. Patients will be treated for 6 weeks. Primary end-points include both clinical and neuroimaging measures. The final trial design is ongoing and discussions with the FDA are not complete. The Company expects to receive authorization to initiate a clinical trial in TRD in the 2H24. The TRD trial is expected to start enrollment after the AD Phase II trial finishes patient enrollment.

Our data show that INKmune improves the ability of the patient’s own NK cells to attack their tumor. INKmune interacts with the patient’s NK cells to convert them from inert resting NK cells into memory-like NK cells that kill the patient’s cancer cells. INKmune is a replication incompetent proprietary cell line that is given to the patient after determining that i) the patient has adequate NK cells in their circulation and ii) those NK cells are functional when exposed to INKmune in vitro. INKmune is designed to be given to patients after their immune system has recovered after cytotoxic chemotherapy to target the residual disease that remains after conventional treatment. We have in vitro data suggesting that INKmune can be used to treat numerous hematologic malignancies and solid tumors including leukemia, multiple myeloma, lymphoma, lung, ovary, breast, renal and prostate cancer. The Company had a Phase I trial using INKmune to treat patients with high risk MDS/AML, a form of leukemia. Two patients were treated in the Phase I trial for MDS, three patients have been treated compassionately in AML and another MDS patient is expected to be treated shortly. During March 2024, the Company decided to terminate further enrollment in the MDS/AML trial due to recruitment difficulties in the European trial sites. However, in the patients who were treated, INKmune therapy was shown to be safe, and induced development of cancer killing memory-like NK cells that were found in the patient’s circulation for up to 4 months. The Company initiated a separate Phase I/2 trial of INKmune in a metastatic castrate resistant prostate cancer in 8 trials sites across the US. The open label trial enrolled the first patient in December 2023, opened the second cohort in June and is on track with recruitment.

The Phase I/II trial using INKmune™ to treat patients with metastatic castrate resistant prostate cancer (mCPRC) is an open label trial. Biomarker data from the patients will be visible as patients are treated. The Company will report data from each cohort as it becomes available. In addition to clinical data, the Company will communicate when the Phase I portion of the trial has completed follow-up. This is expected in September 2024. Because of the modified Bayesian design, the Company estimates the trial will be completely enrolled 1H25 with top-line data available 6 months later. Topline data are divided into immunologic and tumor response variables. The most important immunologic response variable is related to memory like NK cell persistence. Persistence is how long are the number of mlNK cells in patients’ blood compared to baseline. There are 3 important variables to tumor response: i) blood PSA changes; ii) change in PMSA scan and iii) change in circulating tumor DNA (ctDNA). Ideally, the levels of all three variables decrease with treatment, but, in this patient group with advanced disease, absence of progression will be a notable achievement. We do not expect this 6-month trial to provide survival data.

Recent Developments

ATM Offering

The Company sold 48,762 shares of common stock under the Company’s At-The-Market offering program at an average price of $6.96 per share during August 2024. The aggregate net proceeds to the Company were approximately $329,000.

Corporate Information

Our principal executive offices are located at 225 NE Mizner Blvd., Suite 640, Boca Raton, Florida 33432. Our telephone number is (858) 964-3720. We maintain an Internet website at www.inmunebio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

The Offering

Common stock we are offering under this prospectus supplement	2,341,260 shares of common stock.

Warrants we are offering under this prospectus supplement

Warrants to purchase up to an aggregate of 2,341,260 shares of our common stock. The shares of common stock are being sold together with the Warrants. The Warrants are exercisable beginning on March 16, 2025 (the “Initial Exercise Date”) at an exercise price of $6.40 per share, and will terminate on March 16, 2030 unless accelerated pursuant to the Warrant (the “Termination Date”), provided that provided that in in the event that the Warrant is held by Insiders of the Company and the Termination Date is during a period that such Insiders are subject to a blackout with respect to trading in the common stock, such Insiders will have an additional 60 days from the termination of the blackout to exercise the Warrant.

After the Initial Exercise Date, provided that the Equity Conditions have been satisfied, the Termination Date shall be subject to acceleration upon the occurrence of both (i) the Company’s public announcement of reporting of positive top line data (EMACC p-value of less than or equal to 0.05) in the Phase 2 Alzheimer’s program of XPro1595 (the “Announcement”) and (ii) the closing price of the Common Stock on the Trading Market on which it is then traded has equaled or exceeded 200% of the Exercise Price for fifteen (15) consecutive Trading Days within one and a half years from the date of the Announcement (such period, the “Price Condition Measurement Period”) and the dollar amount of the daily trading volume for seven (7) consecutive Trading Days commencing on the first day of the Price Condition Measurement Period is at least $5.0 million per day ((i) and (ii) collectively referred to as the “Acceleration Conditions”). The Company shall provide prompt notice to the Holder upon the Announcement and the Company shall provide prompt notice to the Holder upon meeting of the Acceleration Conditions set forth in (i) and (ii) above (the “Notice”). Following or concurrent with the delivery of the Notice, the Termination Date shall be accelerated.

Common stock to be outstanding after giving effect to this offering	22,172,451 shares of common stock excluding shares issuable upon exercise of the Warrants issued in this offering (including 75,697 shares of common stock classified as redeemable common stock).

Insider Participation	Certain of our officers, directors and employees have agreed to purchase approximately $800,000 of shares of common stock and Warrants to be sold in this offering on the same terms as described herein, except that (i) the combined offering price per share of common stock and accompanying Warrant for officers, directors and employees was $6.50 and (ii) in the event that the Warrant is held by our directors, officers or other affiliates and the termination date is during a period that such officers, directors or affiliates are subject to a blackout with respect to trading in our common stock, such officers, directors or affiliates will have an additional 60 days from the termination of the blackout date to exercise the Warrants.

Use of proceeds

We estimate the net proceeds from this offering will be approximately $12.0 million, after deducting Placement Agent fees and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for funding to complete the Phase 2 AD trial of XPro, initiate the Phase 2 trial of TRD, to continue the INKmune programs, and for general corporate purposes, working capital, other R&D, and manufacturing. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 5 of the accompanying prospectus and under a similar heading in any documents included or incorporated by reference herein or therein.

Nasdaq Capital Market symbol	Our common stock is listed on The Nasdaq Capital Market under the symbol “INMB.” There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Unless we indicate otherwise, all information in this prospectus supplement, including the number of shares of common stock to be outstanding immediately after this offering as shown above, is based on 19,755,494 shares of common stock outstanding as of September 11, 2024, and excludes:

●	6,293,307 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $8.87 per share (4,977,350 of which are exercisable at a weighted average exercise price of $8.60 per share);

●	1,602,978 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $9.71 per share;

●	1,155,218 additional shares of our common stock available for future issuance under our amended and restated INmune Bio Inc. 2021 stock incentive plan;

●	75,697 shares of common stock classified as redeemable common stock;

●	the shares of common stock issuable upon exercise of the Warrants issued hereunder.

Unless we specifically state otherwise, all information in this prospectus supplement assumes no exercise of the Warrants or the potential issuance of shares of our common stock that remain available for sale as of the date of this prospectus supplement under our Sales Agreement.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should carefully consider the risk factors described below and the risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K, and our other filings with the SEC and incorporated by reference in this prospectus supplement, together with all of the other information contained in this prospectus supplement. Our business, financial condition and results of operations could be materially and adversely affected as a result of these risks. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

You may experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You may incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 2,341,260 shares and 2,341,260 Warrants offered in this offering at a public offering price of $5.50 per share and accompanying Warrant for Third-party investors ($6.50 per share and accompanying Warrant for Insiders), and after deducting Placement Agent fees and offering expenses payable by us, Third-party investors in this offering can expect an immediate pro forma dilution of $4.02 per share ($5.02 per share for Insiders). We have a significant number of stock options and warrants outstanding, and, in order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. In the event that the outstanding options and/or warrants are exercised, or that we make additional issuances of common stock or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase shares of common stock in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions, may be higher or lower than the price per share in this offering. As a result, purchasers of the shares we sell, as well as our existing stockholders, will experience significant dilution if we sell at prices significantly below the price at which they invested.

We will have broad discretion in the use of the net proceeds from this offering and, despite our efforts, we may use the net proceeds in a manner that does not increase the value of your investment.

We intend to use the net proceeds from this offering for funding to complete the Phase 2 AD trial of XPro, initiate the Phase 2 trial of TRD, to continue the INKmune programs, and for general corporate purposes, working capital, other R&D, and manufacturing. Our management will have broad discretion over the use and investment of the net proceeds from this offering, and, accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds, with only limited information concerning our specific intentions. We may use the net proceeds in ways that do not improve our operating results or increase the value of your investment.

There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Warrants will be limited.

Holders of our Warrants will have no rights as common stockholders until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your Warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your Warrants. Upon exercise of your Warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Warrants are speculative in nature.

The Warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the Initial Exercise Date, holders of the Warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $6.40 per share for the Warrants. Moreover, following this offering, the market value of the Warrants will be uncertain, and there can be no assurance that the market value of the Warrants will equal or exceed their public offering price.

The Warrants may not have any value.

In the event our common stock price does not exceed the exercise price for the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value.

Risk Related to Our ATM Offering

Certain shares previously sold under our Sales Agreement with BTIG LLC with respect to our At-the-Market Offering may have been sold in violation of federal and state securities laws and may be subject to rescission rights and other penalties, requiring us to repurchase shares sold thereunder.

 In connection with our Sales Agreement, we became aware that our shelf registration statement on Form S-3 (file number 333-237368) (the “Prior Registration Statement”) expired on April 2, 2023. Prior to becoming aware of the expiration, we sold an aggregate of 75,697 shares of our common stock following the expiration of the Prior Registration Statement and through July 17, 2023 at an average price of approximately $10.56 per share for an aggregate of approximately $799,212 under the Prior Registration Statement pursuant to the Sales Agreement (the “Sales”). Because the Prior Registration Statement had already expired, the Sales could be determined to be unregistered sales of securities and, in accordance with Section 5 of the Securities Act, direct purchasers in the Sales may have rescission rights pursuant to which they may be entitled to recover the amount paid for such shares, plus statutory interest, upon returning the shares to us within one year from the transaction date. In addition, we could be subject to enforcement actions or penalties and fines by federal and/or state regulatory authorities. We cannot predict the likelihood of any claims or actions being brought against us or the amount of any penalties or fines in connection with the Sales.

Intellectual Property Risk Factors

By working with research collaborators patent rights may be jointly owned by different parties.

Certain of our licensors may have relied on third-party consultants or collaborators such that our licensors are not the sole and exclusive owners of the patents we in-licensed. If other third parties have ownership rights to our in-licensed patents, the license granted to us for such jointly owned patents may not be valid. Absent an agreement, each joint owner can independently sell, license, or otherwise exploit the jointly owned patent without the approval of the other joint owner(s) and without having to account to each other for their revenues. Without the cooperation of all joint owners, none can grant an exclusive license to a third party. Further, a jointly owned patent cannot be enforced unless all of the owners join in the lawsuit. If a co-owner refuses to participate, the lawsuit cannot proceed. Certain of our in-licensed patents from Xencor show joint ownership between Xencor and a third party. Xencor provided representations and warrants as to its ability to grant the rights provided in the license. In addition, Xencor is required to indemnify us as to any breach of its representations, warranties and covenants made in the agreement.

Further, our rights to current or future in-licensed patents and patent applications may be dependent, in part, on inter-institutional or other operating agreements between the joint owners of such in-licensed patents and patent applications. If one or more of such joint owners breaches such inter-institutional or operating agreements, our rights to such in-licensed patents and patent applications may be adversely affected. Any of these events could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Intellectual property discovered through government funded programs may be subject to federal regulations such as “march-in” rights, certain reporting requirements and a preference for U.S.-based companies. Compliance with such regulations may limit our exclusive rights and limit our ability to contract with non-U.S. manufacturers.

Certain in-licensed patents (i.e. those from the University of Pittsburgh) were supported through the use of U.S. government funding. Pursuant to the Bayh-Dole Act of 1980, the U.S. government has certain rights in inventions developed with government funding. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (1) adequate steps have not been taken to commercialize the invention; (2) government action is necessary to meet public health or safety needs; or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as march-in rights). If the U.S. government exercised its march-in rights in our current or future intellectual property rights that are generated through the use of U.S. government funding or grants, we could be forced to license or sublicense intellectual property developed by us or that we license on terms unfavorable to us, and there can be no assurance that we would receive compensation from the U.S. government for the exercise of such rights. The U.S. government also has the right to take title to these inventions if the grant recipient fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. industry may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding: future events concerning our business, including our potential acquisition of Amiga, and to our future revenues, operating results and financial condition; and other statements containing forward-looking words, such as “believes”, “may”, “could”, “would”, “will”, “expects”, “intends”, “estimates”, “anticipates”, “plans”, “seeks”, or “continues” or the negative thereof or variations thereon or similar terminology (although not all forward-looking statements contain these words). Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Readers should not put undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified; therefore, our actual results may differ materially from those described in any forward-looking statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement.

Factors that might cause these differences include, but are not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as updated by annual, quarterly and other reports and documents we file with the SEC, as well as those discussed elsewhere in this prospectus supplement, and the following factors:

●	volatility or decline of our stock price, or absence of stock price appreciation;

●	fluctuation in quarterly results;

●	our failure to earn revenues or profits;

●	the success of our product research and development programs;

●	inadequate capital to continue or expand its business, and the inability to raise additional capital or financing to implement its business plans;

●	reductions in demand for our products and services, whether because of competition, general industry conditions or other reasons;

●	litigation with or legal claims and allegations by outside parties;

●	insufficient revenues to cover operating costs, resulting in persistent losses;

●	regulatory and personnel issues;

●	the introduction of technological innovations or new commercial products by our competitors, and competitive developments in the relevant markets;

●	the outcome of any legal proceedings in which we are involved or in which we may in the future become involved;

●	the effects of public health crises, pandemics and epidemics, such as the COVID-19 pandemic; and

●	other risks and uncertainties detailed from time to time in our SEC filings.

We urge you to consider these factors carefully in evaluating the forward-looking statements contained in this prospectus supplement. All subsequent written or oral forward-looking statements attributable to our company or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus supplement. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent that we are required to do so by law.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after Placement Agent fees and estimated offering expenses payable by us, will be approximately $12.0 million.

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from this offering for funding to complete the Phase 2 AD trial of XPro, initiate the Phase 2 trial of TRD, continue the INKmune programs, and for general corporate purposes, working capital, other R&D, and manufacturing.

The above summary of our expected use of net proceeds does not give effect to any cash exercise of the Warrants being issued in this offering.

DILUTION

If you invest in our shares of common stock and Warrants in this offering, your investment will be diluted immediately to the extent of the difference between the offering price per share of common stock and accompanying Warrant you purchase in this offering, and the pro forma net tangible book value per share of common stock immediately after this offering.

Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities and preferred stock. Tangible assets equal our total assets less goodwill and intangible assets. Net tangible book value per share represents our net tangible book value divided by the number of shares of common stock outstanding. As of June 30, 2024, our historical net tangible book value was $20,566,000 or approximately $1.04 per share of our common stock.

Our pro forma net tangible book value as of June 30, 2024, was approximately $20,895,000 or approximately $1.06 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by our total liabilities and redeemable common stock, divided by the aggregate number of shares of our common stock outstanding as of June 30, 2024, on a pro forma basis, after giving effect to (i) the issuance of 48,762 shares of common stock under the Company’s At-The-Market offering program at an average price of $6.96 per share during August 2024.

After taking into account the pro forma adjustments set forth above and the giving effect to the sale of the 2,341,260 shares and Warrants in this offering at the offering price of $5.50 per share for Third-party Investors and $6.50 per share for the Insiders, and after deducting the Placement Agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value would have been approximately $32,853,000 or approximately $1.49 per share of common stock, as of June 30, 2024. This represents an immediate increase in pro forma net tangible book value of approximately $0.43 per share to existing stockholders and an immediate dilution of approximately $4.01 per share to investors in this offering other than the Insiders and $5.01 per dilution share for Insiders. The following table illustrates this calculation on a per share basis.

	Third party investors	Insiders
Offering price per share and Warrant	$5.50	$6.50
Pro forma net tangible book value as of June 30, 2024	$1.06	$1.06
Increase in pro forma net tangible book value per share attributable to new investors	$0.43	$0.43
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$1.49	$1.49
Pro forma dilution in net tangible book value per share to new investors	$4.01	$5.01

The information above excludes:

●	6,291,807 shares of our common stock issuable upon the exercise of stock options outstanding at June 30, 2024, at a weighted average exercise price of $8.87 per share (4,890,811 of which are exercisable at a weighted average exercise price of $8.54 per share);

●	1,602,978 shares of our common stock issuable upon the exercise of warrants outstanding at June 30, 2024, at a weighted average exercise price of $9.71 per share;

●	1,156,718 additional shares of our common stock available for future issuance as of June 30, 2024 under our amended and restated INmune Bio Inc. 2021 stock incentive plan;

●	75,697 shares of common stock classified as redeemable common stock;

●	the shares of common stock issuable upon exercise of the Warrants issued hereunder.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2024. Such information is set forth on the following basis:

●	on an actual basis;

●	on a pro forma basis, after giving effect to (i) the issuance of 48,762 shares of common stock under the Company’s At-The-Market offering program at an average price of $6.96 per share during August 2024; and

●	on a pro forma as adjusted basis, giving effect to the sale of the shares and Warrants in this offering at a public offering price of $6.50 per share and accompanying Warrant for investors other than the Insiders and $5.50 per share and accompanying Warrant for Insiders, after deducting Placement Agent fees and estimated offering expenses.

You should read this table together with the section of this prospectus supplement entitled “Use of Proceeds” and with the financial statements and related notes and the other information that we incorporated by reference into this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that we file from time to time with the SEC.

	June 30, 2024
	(unaudited)
(In thousands, except share and per share amounts)	Actual	Pro Forma	Pro Forma As Adjusted

Cash and cash equivalents	$31,069	$31,398	$43,356

Total liabilities	$15,373	$15,373	$15,373

Redeemable common stock, $0.001 par value; 75,697 shares issued and outstanding	799	799	799

Stockholders’ equity:
Preferred Stock, par value $0.001 per share; 10,000,000 shares authorized; 0 shares issued and outstanding	-	-	-
Common Stock, par value $0.001 per share; 200,000,000 shares authorized; 19,706,732 shares issued and outstanding, actual; 19,755,494 shares issued and outstanding, pro forma; 22,096,754 shares issued and outstanding, as adjusted	20	20	22
Additional paid-in capital	178,767	179,096	191,052
Accumulated other comprehensive loss	(713)	(713)	(713)
Accumulated deficit	(141,793)	(141,793)	(141,793)
Total stockholder’s equity	36,281	36,610	48,568
Total liabilities, redeemable common stock and stockholders’ equity	$52,453	$52,782	$64,740

The calculation in the table above excludes as of June 30, 2024:

●	6,291,807 shares of our common stock issuable upon the exercise of stock options outstanding at June 30, 2024, at a weighted average exercise price of $8.87 per share (of which 4,890,811 are exercisable at a weighted average exercise price of $8.54 per share);

●	1,602,978 shares of our common stock issuable upon the exercise of warrants outstanding at June 30, 2024, at a weighted average exercise price of $9.71 per share;

●	1,156,718 additional shares of our common stock available for future issuance as of June 30, 2024 under our amended and restated INmune Bio Inc. 2021 stock incentive plan; and

●	the shares of common stock issuable upon exercise of the Warrants issued hereunder.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Common Stock

We are authorized to issue 200,000,000 shares of common stock, $0.001 par value per share. As of the date of this prospectus, there are 19,831,191 shares of common stock issued and outstanding (including 75,697 shares of redeemable common stock). The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of a plurality of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing 33.3% of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.

Holders of common stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to the common stock.

Warrants

The following summary of certain terms and provisions of the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which will be filed as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

Each Warrant offered will have an initial exercise price of $6.40 per share. The Warrants are exercisable on or after March 16, 2025 (the “Initial Exercise Date”), and will expire on March 16, 2030 unless accelerated pursuant the Warrant (the “Termination Date”)

After the Initial Exercise Date, provided that the Equity Conditions (as defined in the Purchase Agreement) have been satisfied, the Termination Date shall be subject to acceleration upon the occurrence of both (i) the Company’s public announcement of reporting of positive top line data (EMACC p-value of less than or equal to 0.05) in the Phase 2 Alzheimer’s program of XPro1595 (the “Announcement”) and (ii) the closing price of the Common Stock on the Trading Market on which it is then traded has equaled or exceeded 200% of the Exercise Price for fifteen (15) consecutive Trading Days within one and a half years from the date of the Announcement (such period, the “Price Condition Measurement Period”) and the dollar amount of the daily trading volume for seven (7) consecutive Trading Days commencing on the first day of the Price Condition Measurement Period is at least $5.0 million per day ((i) and (ii) collectively referred to as the “Acceleration Conditions”). The Company shall provide prompt notice to the Holder upon the Announcement and the Company shall provide prompt notice to the Holder upon meeting of the Acceleration Conditions set forth in (i) and (ii) above (the “Notice”). Following or concurrent with the delivery of the Notice, the Termination Date shall be accelerated.

Exercisability

The Warrants will be exercisable after the Initial Exercise Date, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or, at the election of a purchaser, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding common stock after exercising the holder’s Warrants up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Insider Participation

Certain of our officers and directors and employees have agreed to purchase approximately $800,000 of shares and Warrants to be sold in this offering on the same terms as described herein, except that (i) the combined offering price per share of common stock and accompanying Warrant for officers and directors is $6.50 and (ii) in the event that the Warrant is held by our directors, officers or other affiliates and the termination date is during a period that such officers, directors or affiliates are subject to a blackout with respect to trading in our common stock, such officers or affiliates will have an additional 60 days from the termination of the blackout date to exercise the Warrants.

PLAN OF DISTRIBUTION

A.G.P. has agreed to act as our placement agent in connection with this offering subject to the terms and conditions of the Placement Agency Agreement dated September 12, 2024. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. We will enter into a securities purchase agreement directly with the investors who purchase our securities in this offering. We may not sell the entire amount of securities offered pursuant to this prospectus.

We will deliver the securities being issued to the investors upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus supplement. We expect to deliver the securities being offered pursuant to this prospectus supplement on or about September 16, 2024, subject to the satisfaction of customary closing conditions.

We have agreed to indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have engaged A.G.P. as our sole placement agent in connection with this offering. This offering is being conducted on a “reasonable best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below.

	Per Share and accompanying warrant – Third-party investors	Per Share and accompanying warrant – Insiders	Total
Offering price	$5.50	$6.50	$13,000,000.00
Placement Agent fees (1) (3)	$0.385	$0.228	$882,001.58
Proceeds, before expenses to us (2)	$5.115	$6.272	$12,117,998.42

(1)	We have agreed to pay the Placement Agent a cash fee of 7.0% of the aggregate gross proceeds raised in connection with the offering from Third-party investors. We have also agreed to reimburse the Placement Agent for certain of its expenses as described under the “Plan of Distribution”.
(2)	The amount of the offering proceeds to us presented in this table does not include proceeds from the exercise of the Warrants for cash, if any, issued in the offering.
(3)	We have also agreed to pay the Placement Agent a cash fee of 3.5% of the aggregate gross proceeds raised from the Insiders.

We estimate the total expenses payable by us for this offering, excluding the Placement Agents fee and expenses, will be approximately $110,000.

The Placement Agent may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “INMB”. There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for a listing of the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Lock-Up Agreements

Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, our shares of Common Stock during a period ending 90 days after the date of this prospectus supplement, without first obtaining the written consent of the Placement Agent. Specifically, these individuals have agreed, in part, not to:

●	offer, sell, hypothecate, pledge or otherwise dispose of or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash) directly or indirectly, of any shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock;

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of Common Stock, in cash or otherwise;

●	make any demand for or exercise any right with respect to the registration of any of our securities;

●	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge;

●	or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, subject to certain exceptions, we will not conduct any issuances of our common stock for a period of 75 days after the closing of this offering.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the Common Stock offered hereby. Any such short positions could adversely affect future trading prices of the Common Stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Sichenzia Ross Ference Carmel LLP. Lowenstein Sandler LLP, New York, New York, is acting as counsel for the Placement Agent in connection with this offering.

EXPERTS

The consolidated financial statements of INmune Bio Inc. as of and for the years ended December 31, 2023 and 2022 appearing in INmune Bio Inc.’s Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Marcum LLP, as set forth in its report thereon, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy and information statements and other information with the SEC. This prospectus is part of a Registration Statement that we have filed with the SEC relating to the securities to be offered under this prospectus supplement. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. For further information with respect to us and the securities to be offered under this prospectus, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where you may read and copy the Registration Statement, as well as our reports, proxy and information statements and other information. The address of the SEC’s web site is www.sec.gov. We maintain a website at www.inmunebio.com. Information contained in or accessible through our website does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus supplement and the termination of the offering of the securities covered by this prospectus supplement, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form 8-K (and exhibits filed on such form that are related to such items):

●	Our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2023, filed with the SEC on March 28, 2024 and April 16, 2024, respectively;

●	our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 2, 2024, January 30, 2024, March 27, 2024, April 9, 2024, April 22, 2024, April 25, 2024, April 26, 2024, April 30, 2024, May 13, 2024, May 16, 2024, May 23, 2024, May 30, 2024, June 13, 2024, July 1, 2024, July 5, 2024, July 19, 2024, July 30, 2024, August 2, 2024, August 9, 2024 and September 3, 2024;

●	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 29, 2024.

●	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 1, 2019 (File No. 001-38793), including any amendment or report filed for the purpose of updating such description. In addition, a Form 8-A filed on December 30, 2020, contains a description of certain rights attributable to the common stock.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: David Moss, INmune Bio Inc., 225 NE Mizner Blvd, Suite 640, Boca Raton, Florida 33432, telephone number (858) 964-3720.

PROSPECTUS

$250,000,000

INMUNE BIO Inc.

Common Stock

Preferred Stock

Warrants

Units

We may from time to time, in one or more offerings at prices and on terms that we will determine at the time of each offering, sell common stock, preferred stock, warrants, or a combination of these securities, or units, for an aggregate initial offering price of up to $250,000,000. This prospectus describes the general manner in which our securities may be offered using this prospectus. Each time we offer and sell securities, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

We are an “emerging growth company” under applicable Securities and Exchange Commission, or the SEC, rules and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “INMB.” On March 9, 2021, the last reported sales price for our common stock was $13.73 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing of the securities on the NASDAQ Capital Market or any other securities market or exchange covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See “Plan of Distribution.”

The aggregate market value of our outstanding common stock held by non-affiliates was approximately $238.5 million which was calculated based on 8,882,870 shares of outstanding common stock held by non-affiliates as of March 9, 2021, and a price per share of $26.85, the closing price of our common stock on January 19, 2021.

The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5, in addition to Risk Factors contained in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 5, 2021

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference into this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information contained in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information contained in any document we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. These documents are not an offer to sell or a solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of proceeds of $250,000,000. This prospectus describes the general manner in which our securities may be offered by this prospectus. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in documents incorporated by reference in this prospectus. The prospectus supplement that contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. Federal income tax consequences and any risk factors or other special considerations applicable to those securities. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under “Where You Can Find More Information” before buying any securities in this offering.

The terms “INmune Bio,” the “Company,” “we,” “our,” or “us,” in this prospectus refer to INmune Bio Inc. and its wholly-owned subsidiaries, unless the context suggests otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements, other than statements of historical fact, included regarding our strategy, future operations, financial position, future revenues, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements but are not the exclusive means of identifying forward-looking statements. Examples of our forward-looking statements include:

●	our ability to raise funds for general corporate purposes and operations, including our research activities and clinical trials;

●	our ability to recruit qualified management and technical personnel;

●	the success of our clinical trials;

●	our ability to obtain and maintain required regulatory approvals for our trials;

●	our expectations regarding the use of our existing cash and the expected net proceeds of this offering;

●	the other factors discussed in the “Risk Factors” section and elsewhere in this prospectus.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

This prospectus and the documents incorporated herein by reference also refer to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

ABOUT INMUNE BIO INC.

We are a clinical-stage immunotherapy company focused on reprogramming the patient’s innate immune system to treat disease. We do this by targeting four key cells of the innate immune system, natural killer, or NK cells, and myeloid derived suppressor cells, or MDSC, hepatic stellate cells of the liver, or HSC, and microglial cells of the central nervous system. NK cells are the body’s first line of defense due to their innate ability to rapidly seek and destroy abnormal cells, such as cancer or virally-infected cells, without prior exposure or activation by other support molecules required to activate adaptive immune cells such as T-cells. NK cells play a key role in the immune-surveillance that prevents people from getting cancer and in eliminating residual disease which may cause people to relapse after cytotoxic therapy. MDSC are myeloid cells produced in the bone marrow, take up residence in the tumor microenvironment, the tissue associated with the cancerous cells, to protect the tumor from immunological attack by the patient’s immune system. MDSC play a critical role in making the cancer resistant to immunotherapy such as currently approved checkpoint inhibitors. Microglial cells are the primary immune cells of the central nervous system responsible for protecting the neural unit of microglia, astrocytes, oligodendrocytes and neurons from infection. In the setting of chronic inflammation, microglial cells become activated and cause dysfunction of the other three cells types in the neural unit resulting in neurodegenerative and neuropsychiatric diseases. Hepatic stellate cells are immunologically active cells that are part of the liver architecture that support hepatocyte function in health and disease. INB03, LivNate and XPro1595 are the identical drug used in different therapeutic arenas. INB03 is the name of the drug for cancer targeted applications. XPro1595 in the name of the drug for neurology and psychiatric indications. LivNate is the name of the drug for treatment of liver diseases.

We believe INKmune, our NK cell directed therapy, and INB03, our MDSC directed therapy, and XPro1595, our microglial directed therapy and LivNate, our HSC directed therapy offer unique strategies to improve the response of patients’ innate immune system to their cancer, neurologic and liver disease respectively. These therapies will use a precision medicine approach to select patients who will benefit from the therapy and monitor the response to the therapy. For oncology, neither INB03 nor INKmune therapy is cancer specific. The decision to use either INKmune or INB03 as part of cancer therapies, or with each other, depends on immunologic parameters that can be tested in patients before treatment. The type of cancer is not important. This means that both therapies can be used to treat patients with a variety of hematologic malignancies and solid tumors that have the immunologic profile needed to respond. Put simply, we are treating the immune system to attack the patients’ cancer, not targeting the patient’s cancer directly.

We believe that INKmune improves the ability of the patient’s own NK cells to attack their tumor. INKmune itself will not kill cancer cells. INKmune interacts with the patient’s NK cells to convert them from inert resting NK cells that ignores the cancer into primed NK cells that kill the cancer cell. INKmune is a replication incompetent proprietary cell line we have named INB16 that is given to the patient after determining that i) the patient has adequate NK cells in their circulation and ii) those NK cells are functional when exposed to INKmune in vitro. INKmune is designed to be given to patients after their immune system has recovered after cytotoxic chemotherapy to target the residual disease the remains after treatment with cytotoxic therapy.

Likewise, we believe XPro1595, our microglial directed therapy, offers a unique strategy to decrease neuroinflammation, a key pathophysiology in neurodegenerative and neuropsychiatric diseases. XPro1595 will use a precision medicine approach to select patients who will benefit from the therapy and monitor the response to the therapy. The therapy is not diagnosis specific but will be used in patients who have biomarkers of neuroinflammation. Our initial program with XPro1595 will be treating patients with Alzheimer’s disease with biomarkers inflammation.

Likewise, we believe LivNate, our HSC directed therapy, offers a unique strategy to treat NASH by decreasing peripheral, regional and local inflammatory cycles that results in hepatocyte ballooning and death, hepatitis and fibrosis, the core pathophysiology of many inflammatory liver diseases. Our initial program with LivNate will be treating patients with NASH.

We reported a net loss of $12,099,159 and $7,678,313 for the years ended December 31, 2020 and 2019, respectively. We have an accumulated deficit of $33,375,340 as of December 31, 2020.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We are also a “smaller reporting company,” as that term is defined in Rule 12b-2 under the Exchange Act. As a result, many of the same exemptions from reporting requirements available to us as an emerging growth company are also available to us as a smaller reporting company, including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation. To the extent that we continue to qualify as a smaller reporting company, after we cease to qualify as an emerging growth company, those exemptions may continue to be available to us.

Corporate Information

Our principal executive offices are located at 1200 Prospect Street, Suite 525, La Jolla, California 92037. Our telephone number is (858) 964-3720. We maintain an Internet website at www.inmunebio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

Our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected by these risks. For more information about our SEC filings, please see “Where You Can Find More Information”.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, including to support research and development, including clinical trials, and general corporate purposes.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our common stock and the preferred stock that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our articles of incorporation and our bylaws that are incorporated by reference into the registration statement of which this prospectus is a part. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our articles of incorporation and our bylaws.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, $0.001 par value per share.  As of the date of this prospectus, there are 14,932,638 shares of common stock issued and outstanding. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation.

Holders of common stock are entitled to share in all dividends that our Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The common stock has no pre-emptive, subscription or conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, from time to time in one or more series. On December 30, 2020, we filed a Certificate of Designation of Series A Junior Preferred Stock with the Secretary of State of the State of Delaware to designate 45,000 shares as Series A Preferred Junior Participating Preferred Stock. As of the date of this prospectus, there were no shares of our preferred stock outstanding.

Our articles of incorporation authorizes our Board of Directors to issue preferred stock from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, dividends or limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors for each class or series of stock. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of stockholders unless such authorization is required by applicable law, the rules of the NASDAQ Capital Market or other securities exchange or market on which our stock is then listed or admitted to trading.

Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, under some circumstances, have the effect of delaying, deferring or preventing a change-in-control of the Company.

A prospectus supplement relating to any series of preferred stock being offered will include specific terms relating to the offering. Such prospectus supplement will include:

●	the title and stated or par value of the preferred stock;

●	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

●	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

●	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

●	the provisions for a sinking fund, if any, for the preferred stock;

●	any voting rights of the preferred stock;

●	the provisions for redemption, if applicable, of the preferred stock;

●	any listing of the preferred stock on any securities exchange;

●	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price or the manner of calculating the conversion price and conversion period;

●	if appropriate, a discussion of Federal income tax consequences applicable to the preferred stock; and

●	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

The terms, if any, on which the preferred stock may be convertible into or exchangeable for our common stock will also be stated in the preferred stock prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of shares of our common stock to be received by the holders of preferred stock would be subject to adjustment.

Transfer Agent and Registrar

The transfer agent for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, New York 11598.

Listing

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “INMB”.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock. Warrants may be issued independently or together with any preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent specified in the agreement and us. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of the securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

●	the title of the warrants;

●	the aggregate number of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

●	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

●	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

●	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

●	the minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	if appropriate, a discussion of Federal income tax consequences; and

●	any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants for the purchase of common stock or preferred stock will be offered and exercisable for U.S. dollars only. Warrants will be issued in registered form only.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including in the case of securities warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of shares of common stock, shares of preferred stock or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

●	the terms of the units and of any of the common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

●	a description of the terms of any unit agreement governing the units; and

●	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities

●	any delayed delivery arrangements

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Continuous Offering Program

Without limiting the generality of the foregoing, we may enter into a continuous offering program equity distribution agreement with a broker-dealer, under which we may offer and sell shares of our common stock from time to time through a broker-dealer as our sales agent. If we enter into such a program, sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Capital Market at market prices, block transactions and such other transactions as agreed upon by us and the broker-dealer. Under the terms of such a program, we also may sell shares of common stock to the broker-dealer, as principal for its own account at a price agreed upon at the time of sale. If we sell shares of common stock to such broker-dealer as principal, we will enter into a separate terms agreement with such broker-dealer, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our common stock all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of INmune Bio Inc. as of and for the years ended December 31, 2020 and 2019 appearing in INmune Bio Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Marcum LLP, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, along with other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC to register the securities offered hereby under the Securities Act of 1933, as amended. This prospectus does not contain all of the information included in the registration statement, including certain exhibits and schedules. You may obtain the registration statement and exhibits to the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement filed with the SEC. The SEC allows us to “incorporate by reference” into this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents are incorporated by reference and made a part of this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021;

●	our Current Report on Form 8-K/A filed with the SEC on January 4, 2021, and our Current Reports on Form 8-K filed with the SEC on January 19, 2021, January 21, 2021, January 25, 2021, March 2, 2021, March 5, 2021, March 9, 2021 and March 11, 2021;

●	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on February 1, 2019 (File No. 001-38793), including any amendment or report filed for the purpose of updating such description; and

●	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

We also incorporate by reference any future filings (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus.

The information about us contained in this prospectus should be read together with the information in the documents incorporated by reference. You may request a copy of any or all of these filings, at no cost, by writing or telephoning us at: David Moss, INmune Bio Inc., 1200 Prospect Street, Suite 525, La Jolla, CA 92037, telephone number (858) 964-3720.

INMUNE BIO INC.

PROSPECTUS SUPPLEMENT

2,341,260 Shares of Common Stock

Warrants to Purchase up to 2,341,260 Shares of Common Stock

Sole Placement Agent

A.G.P.

September 12, 2024